                                               Filed Pursuant to Rule 424(b)(2)
                                               Registration Nos. 333-122925 and
                                                                 333-122925-01



                                                           Prospectus Supplement
                                                (To Prospectus Date May 3, 2005)

CITIGROUP FUNDING INC.

2,260,000 1.75% PRINCIPAL-PROTECTED EQUITY LINKED NOTES
BASED UPON THE NIKKEI 225 STOCK AVERAGE(SM)
WITH POTENTIAL SUPPLEMENTED INTEREST AT MATURITY
DUE MAY 29, 2009
$10.00 PER NOTE
PAYMENTS DUE FROM CITIGROUP FUNDING INC.
FULLY AND UNCONDITIONALLY GUARANTEED BY CITIGROUP INC.

- The notes bear interest at the rate of 1.75% per annum. We will pay interest in cash semi-annually on the 29th day of each May and November, or if that day is not a business day, on the next succeeding business day, commencing on May 29, 2006.

- The notes will mature on May 29, 2009. You will receive at maturity for each note you hold an amount in cash equal to $10 plus an interest distribution amount, which may be positive or zero.

- The interest distribution amount will be based on the average of the ending values of the Nikkei 225 Stock Average on each valuation date during the term of the notes.

     - If the index return (as defined herein) is less than or equal to an interest received percentage of 6.120%, the interest distribution amount will equal zero.

     - If the index return is greater than the interest received percentage, the interest distribution amount will equal the product of (a) $10 and (b) the index return minus the interest received percentage.

- The notes have been approved for listing on the American Stock Exchange under the symbol "PFT."

     INVESTING IN THE NOTES INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE S-8.

     "Nikkei," "Nikkei Stock Average," "Nikkei Average" and "Nikkei 225" are the service marks of Nihon Keizai Shimbun, Inc. The Nikkei 225 Stock Average is the intellectual property of Nihon Keiza Shimbun, Inc. and Nihon Keizai Shimbun, Inc. reserves all the rights, including copyright, to the Nikkei 225 Stock Average. These service marks have been licensed for use for certain purposes by Citigroup Funding Inc. The notes are not issued, sponsored, endorsed, sold or promoted by Nihon Keizai Shimbun, Inc. Nihon Keizai Shimbun, Inc. makes no warranties and bears no liability with respect to the notes.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                             PER NOTE             TOTAL
Public Offering Price......................   $10.00           $22,600,000
Underwriting Discount......................   $ 0.25           $   565,000
Proceeds to Citigroup Funding Inc. ........   $ 9.75           $22,035,000


     The underwriter expects to deliver the notes to purchasers on or about November 30, 2005.

--------------------------------------------------------------------------------
  Investment Products     Not FDIC Insured    May Lose Value   No Bank Guarantee
--------------------------------------------------------------------------------

                          citigroup[umbrella logo]

November 25, 2005

                                    SUMMARY

     This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the notes based upon the Nikkei 225 Stock Average. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the notes, certain information regarding how the Nikkei 225 Stock Average is calculated and maintained, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled "Risk Factors Relating to the Notes," which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.

SELECTED PURCHASE CONSIDERATIONS

- CURRENT INCOME -- The notes offer current income in the form of interest paid semi-annually.

- GROWTH POTENTIAL -- The interest distribution amount of the notes payable at maturity is based on the average of the ending values of the Nikkei 225 Stock Average on each valuation date during the term of the notes, enabling you to participate in potential increases in the average value of the Nikkei 225 Stock Average during the term of the notes, without having to acquire each of the underlying stocks.

- PRESERVATION OF CAPITAL -- At maturity, we will pay you at least the principal amount of the notes, regardless of the performance of the Nikkei 225 Stock Average.

- EXCHANGE LISTING -- Although the notes are expected to be "buy and hold" investments, they will be listed on a major exchange.

- DIVERSIFICATION -- The notes are linked to the Nikkei 225 Stock Average and may allow you to diversify an existing portfolio mix of stocks, bonds, mutual funds and cash.


SELECTED RISK CONSIDERATIONS

     An investment in the notes involves significant risks. These risks are explained in more detail in the "Risk Factors Relating to the Notes" section of this prospectus supplement. Some are summarized here.

- POSSIBILITY OF NO CAPITAL APPRECIATION -- The index return used to determine the interest distribution amount, if any, payable to you at maturity is based on the amount by which the average of the ending values of the Nikkei 225 Stock Average on each valuation date during the term of the notes exceeds the starting value of the Nikkei 225 Stock Average, expressed as a percentage. The interest distribution amount may be zero even if the value of the Nikkei 225 Stock Average has increased at one or more times during the term of the notes or if the value of the Nikkei 225 Stock Average at maturity is greater than the value of the Nikkei 225 Stock Average on the date of this prospectus supplement.

- THE RETURN ON THE NOTES IS BASED ON AN AVERAGE -- Because the interest distribution amount is based on the average of the ending values of the Nikkei 225 Stock Average on each valuation date during the term of the notes, the opportunity for equity appreciation afforded by an investment in the notes may be significantly less than the opportunity for equity appreciation afforded by a direct investment in the Nikkei 225 Stock Average. In addition, you will not be entitled to receive dividend payments, if any, or other distributions made on the stocks underlying the Nikkei 225 Stock Average.

- YOU MAY NOT BE ABLE TO SELL YOUR NOTES IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP -- The notes will be listed on a major exchange, but the secondary market may not be liquid and may not continue for the term of the notes. Although Citigroup Global Markets Inc. intends to make a market in the notes, it is not obligated to do so.

- THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR NOTES PRIOR TO MATURITY MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST -- Due to changes in the price of and the dividend yields on the stocks underlying the Nikkei 225 Stock Average, interest rates, the earnings performance of the issuers of the stocks underlying the Nikkei 225 Stock Average, other economic conditions and Citigroup Funding and Citigroup's perceived creditworthiness, the notes may trade at prices below their initial issue price and you could receive substantially less than the amount of your original investment if you sell your notes prior to maturity.

                           SUMMARY INFORMATION -- Q&A

WHAT ARE THE NOTES?

     The notes pay an amount at maturity that will depend on the amount by which the average of the ending values of the Nikkei 225 Stock Average on each valuation date during the term of the notes exceeds the starting value of Nikkei 225 Stock Average, expressed as a percentage, and also on the extent by which such percentage exceeds an interest received percentage of 6.120%, and will not be less than zero. If the average ending value of the Nikkei 225 Stock Average is less than or equal to its starting value, the payment you receive at maturity for each note you hold will equal $10, the amount of your original investment in the note. If the average ending value of the Nikkei 225 Stock Average is greater than its starting value to the extent that such increase as expressed as a percentage exceeds the interest received percentage, the payment you receive at maturity will be greater than the amount of your original investment in the notes.

     The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup. The notes mature on May 29, 2009 and do not provide for earlier redemption by you or us.

     Each note represents a principal amount of $10. You may transfer the notes only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts those systems maintain with DTC. You should refer to the section "Description of the Notes -- Book-Entry System" in this prospectus supplement and the section "Book-Entry Procedures and Settlement" in the accompanying prospectus.

WHAT DOES "PRINCIPAL PROTECTED" MEAN?

     "Principal Protected" means that your principal investment in the notes is not at risk at the maturity of the notes in the event of a decline in the Nikkei 225 Stock Average.

WILL I RECEIVE INTEREST OR DIVIDEND PAYMENTS ON THE NOTES?

     The notes bear interest at the rate of 1.75% per annum. We will pay interest in cash semi-annually on the 29th day of each May and November, or if that day is not a business day, on the next succeeding business day, commencing on May 29, 2006. You will not be entitled to receive dividend payments or other distributions, if any, made on the stocks underlying the Nikkei 225 Stock Average.

WHAT WILL I RECEIVE AT MATURITY OF THE NOTES?

     The notes will mature on May 29, 2009. At maturity, you will receive for each note you hold an amount in cash equal to the sum of $10 and an interest distribution amount.

HOW WILL THE INTEREST DISTRIBUTION AMOUNT BE CALCULATED?

     The interest distribution amount will be based on the amount by which the average of the ending values of the Nikkei 225 Stock Average on each valuation date during the term of the notes exceeds the starting value of the Nikkei 225 Stock Average, expressed as a percentage, and also on the extent by which such percentage exceeds the interest received percentage, and will not be less than zero.

     - If the index return (defined below) is less than or equal to the interest received percentage of 6.120%, the interest distribution amount will equal zero.

     - If the index return is greater than the interest received percentage, the interest distribution amount will equal the product of:

              $10 * (Index Return - Interest Received Percentage)

     The index return, which is presented in this prospectus supplement as a percentage, will equal the following fraction:

                     Average Ending Value - Starting Value
                                 Starting Value

     The average ending value will equal the arithmetic average of all ending values.

     The ending value for each valuation date will be the closing value of the Nikkei 225 Stock Average on such valuation date or, if that day is not an index business day, the closing value on the immediately following index business day.

     The starting value is 14,742.58, the closing value of the Nikkei 225 Stock Average on November 24, 2005.

     Valuation dates occur on the 24th day of each month (or if that day is not a business day, on the next succeeding business day), commencing December 26, 2005 and ending on May 25, 2009.

     The interest received percentage is 6.120%, the sum of the interest payable on the notes over their term, expressed as a percentage of the principal amount of the notes.

     If the average ending value is less than the starting value used for the computation of the index return, then the index return will be negative. However, the interest distribution amount at maturity will not be less than zero (thus ensuring that the payment you receive at maturity will not be less than the amount of your original investment in the notes).

     If no closing value of the Nikkei 225 Stock Average is available on any index business day because of a market disruption event or otherwise, the value of the Nikkei 225 Stock Average for that index business day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the Nikkei 225 Stock Average obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the Nikkei 225 Stock Average by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring, but not past the index business day prior to maturity.

     For more specific information about the "interest distribution amount," the "index return," the determination of an "index business day" and the effect of a market disruption event on the determination of the interest distribution amount and the index return, please see "Description of the Notes -- Interest Distribution Amount" in this prospectus supplement.

     The amount payable to you at maturity is dependent upon the average of the ending values of the Nikkei 225 Stock Average on each valuation date during the term of the notes, provided, however, that the payment you receive at maturity will not be less than the amount of your original investment in the notes. The notes provide less opportunity for appreciation than a direct investment in the Nikkei 225 Stock Average because a high ending value on one or more valuation dates, including on the last valuation date, may be substantially or entirely offset by a low ending value on one or more other valuation dates during the term of the notes, resulting in an average ending value that is less than the ending value on the last valuation date. Nevertheless, the payment to you at maturity will be at least equal to the amount of your original investment in the notes.

WHERE CAN I FIND EXAMPLES OF HYPOTHETICAL MATURITY PAYMENTS?

     For tables setting forth hypothetical maturity payments, see "Description of the Notes -- Maturity Payment -- Hypothetical Examples" in this prospectus supplement.

WHO PUBLISHES THE NIKKEI 225 STOCK AVERAGE AND WHAT DOES IT MEASURE?

     The Nikkei 225 Stock Average is a stock index calculated, published and disseminated by Nihon Keizai Shimbun, Inc. ("NKS") that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Stock Average is currently based on 225 highly capitalized underlying stocks trading on the Tokyo Stock Exchange ("TSE") representing a broad cross-section of Japanese industries. All 225 underlying stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE.

     Please note that an investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the Nikkei 225 Stock Average.

HOW HAS THE NIKKEI 225 STOCK AVERAGE PERFORMED HISTORICALLY?

     We have provided a table showing the closing value of the Nikkei 225 Stock Average on the last index business day of each month from January 2000 to October 2005, as well as a graph showing the closing values of the Nikkei 225 Stock Average on the last index business day of each December from 1970 through 2004. You can find the table and the graph in the section "Description of the Nikkei 225 Stock Average -- Historical Data on the Nikkei 225 Stock Average" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the Nikkei 225 Stock Average in recent years. However, past performance is not necessarily indicative of how the Nikkei 225 Stock Average will perform in the future. You should also refer to the section "Risk Factors Relating to the Notes -- The Historical Performance of the Nikkei 225 Stock Average Is Not an Indication of the Future Performance of the Index" in this prospectus supplement.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE NOTES?

     Because the notes are contingent payment debt obligations of Citigroup Funding, U.S. Holders of a note will be required to include original issue discount ("OID") for U.S. federal income tax purposes in gross income on a constant yield basis over the term of the note, which yield will be assumed to be 4.83454% per year. This tax OID will be includible in a U.S. Holder's gross income (as ordinary income) over the term of the notes even though the amount of tax OID included in income in each year will exceed the semi-annual interest payments to be made on the notes prior to maturity. The amount of the excess tax OID is calculated based on the difference between the assumed comparable yield of the notes and the actual coupon of 1.75% per annum. The assumed comparable yield is based on a rate at which Citigroup Funding would issue a similar debt obligation with no contingent payments. The amount of the tax OID is calculated based in part on an assumed amount payable at maturity. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a note. If the amount we actually pay at maturity is, in fact, less than this assumed amount, then a U.S. Holder will have recognized taxable income in periods prior to maturity that exceeds that holder's economic income from holding the note during such periods (with an offsetting ordinary loss). If a U.S. Holder disposes of the note prior to maturity, the U.S. Holder will be required to treat any gain recognized upon the disposition of the note as ordinary income (rather than capital gain). You should refer to "Certain United States Federal Income Tax Considerations" in this prospectus supplement for more information.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

     The notes have been approved for listing on the American Stock Exchange under the symbol "PFT," subject to official notice of issuance. You should be aware that the listing of the notes on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the notes.

CAN YOU TELL ME MORE ABOUT CITIGROUP AND CITIGROUP FUNDING?

     Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

     Citigroup's consolidated ratio of income to fixed charges and consolidated ratio of income to combined fixed charges including preferred stock dividends for the nine months ended September 30, 2005 and each of the five most recent fiscal years are as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                        NINE MONTHS ENDED    -------------------------------------
                                        SEPTEMBER 30, 2005   2004    2003    2002    2001    2000
                                        ------------------   -----   -----   -----   -----   -----
Ratio of income to fixed charges
  (excluding interest on deposits)....         2.34x          2.65x   3.42x   2.52x   1.93x  1.76x
Ratio of income to fixed charges
  (including interest on deposits)....         1.85x          2.01x   2.43x   1.90x   1.59x  1.49x
Ratio of income to combined fixed
  charges including preferred stock
  dividends (excluding interest on
  deposits)...........................         2.33x          2.63x   3.39x   2.50x   1.92x  1.75x
Ratio of income to combined fixed
  charges including preferred stock
  dividends (including interest on
  deposits)...........................         1.84x          2.00x   2.41x   1.89x   1.58x  1.48x

WHAT IS THE ROLE OF CITIGROUP FUNDING'S AND CITIGROUP'S AFFILIATE, CITIGROUP GLOBAL MARKETS INC.?

     Our affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the notes and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section "Underwriting" in this prospectus supplement. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets Inc. will also act as calculation agent for the notes. Potential conflicts of interest may exist between Citigroup Global Markets Inc. and you as a holder of the notes.

CAN YOU TELL ME MORE ABOUT THE EFFECT OF CITIGROUP FUNDING'S HEDGING ACTIVITY?

     We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks underlying the Nikkei 225 Stock Average or in other instruments, such as options, swaps or futures, based upon the Nikkei 225 Stock Average or the stocks underlying the Nikkei 225 Stock Average. This hedging activity could affect the value of the Nikkei 225 Stock Average and therefore the market value of the notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to "Risk Factors Relating to the Notes -- Citigroup Funding's Hedging Activity Could Result in a Conflict of Interest" and "-- The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest" in this prospectus supplement and "Use of Proceeds and Hedging" in the accompanying prospectus.

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE NOTES?

     Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws ("ERISA-Type Plans") will not be permitted to purchase or hold the notes. Plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh plans, will be permitted to purchase or hold the notes, provided that each such plan shall by its purchase be deemed to represent and warrant that none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the notes.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the notes are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Notes" in this prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by Citigroup with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-9924), are incorporated herein by reference:
(i) Annual Report on Form 10-K for the year ended December 31, 2004; (ii) Current Report on Form 8-K filed on September 9, 2005 (including exhibits thereto which contain updated historical audited financial statements conformed to reflect discontinued operations and updated business segment disclosures);
(iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and (iv) Current Reports on Form 8-K filed on January 14, 2005, January 19, 2005, January 20, 2005, January 21, 2005, January 24, 2005, January 31, 2005, February 4, 2005, February 11, 2005, February 22,
2005, March 2, 2005, March 15, 2005, March 16, 2005, April 14, 2005, April 15,
2005, April 20, 2005, May 2, 2005, May 18, 2005, May 24, 2005, May 26, 2005, May
31, 2005, June 1, 2005, June 2, 2005, June 6, 2005, June 7, 2005, June 9, 2005,
June 10, 2005, June 16, 2005, June 17, 2005, June 24, 2005, June 29, 2005, June
30, 2005, July 1, 2005, July 14, 2005, July 18, 2005, July 19, 2005, July 28,
2005, August 1, 2005, August 3, 2005, August 22, 2005, August 25, 2005, August
26, 2005, August 30, 2005, September 14, 2005, September 20, 2005, September 28,
2005, September 29, 2005, September 30, 2005, October 7, 2005, October 17, 2005,
October 20, 2005, October 25, 2005, October 27, 2005, October 28, 2005 and November 1, 2005.

     You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the worldwide web on the internet at http://www.sec.gov.

                       RISK FACTORS RELATING TO THE NOTES

     An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of the Nikkei 225 Stock Average, and other events that are difficult to predict and beyond our control.

THE INTEREST DISTRIBUTION AMOUNT PAYABLE AT MATURITY MAY BE ZERO

     The amount of the maturity payment will depend on the arithmetic average of the ending values of the Nikkei 225 Stock Average on each valuation date during the term of the notes. Unless the average of such ending values exceeds the starting value of the Nikkei 225 Stock Average, the interest distribution amount will be zero. This will be true even if the value of the Nikkei 225 Stock Average has increased at one or more times during the term of the notes or if the value of the Nikkei 225 Stock Average at maturity is greater than the value of the Nikkei 225 Stock Average on the date of this prospectus supplement.

THE USE OF AN AVERAGE INSTEAD OF A SINGLE CLOSING VALUE TO DETERMINE THE INDEX RETURN COULD REDUCE THE INTEREST DISTRIBUTION AMOUNT

     Because the average ending value will be based on the average of the ending values of the Nikkei 225 Stock Average on each valuation date during the term of the notes, a significant increase in the Nikkei 225 Stock Average subsequent to issuance may be substantially or entirely offset by subsequent decreases in the value of the Nikkei 225 Stock Average during the term of the notes, and a high ending value on one or more valuation dates, including on the last valuation date, may be substantially or entirely offset by a low ending value on one or more other valuation dates during the term of the notes. In addition, the market value of the notes and the interest distribution amount will be less sensitive to fluctuations in the value of the Nikkei 225 Stock Average as the time remaining to maturity lessens. In particular, if the Nikkei 225 Stock Average generally increases over the term of the notes, then the interest distribution amount will be lower, and could be materially lower, than would be the case if the ending value at maturity were used to calculate the index return.

THE YIELD ON THE NOTES MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The amount we will pay to you on the notes may be less than the return you could have earned on other investments. The notes bear interest at the rate of 1.75% per annum. As a result, if the index return is less than approximately 18.02%, the yield on the notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

THE HISTORICAL PERFORMANCE OF THE NIKKEI 225 STOCK AVERAGE IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF THE NIKKEI 225 STOCK AVERAGE

     The historical performance of the Nikkei 225 Stock Average, which is included in this prospectus supplement, should not be taken as an indication of the future performance of the Nikkei 225 Stock Average during the term of the notes. Changes in the value of the Nikkei 225 Stock Average will affect the trading price of the notes, but it is impossible to predict whether the value of the Nikkei 225 Stock Average will fall or rise.

YOUR RETURN ON THE NOTES WILL NOT REFLECT THE RETURN YOU WOULD REALIZE IF YOU ACTUALLY OWNED THE STOCKS UNDERLYING THE NIKKEI 225 STOCK AVERAGE

     Your return on the notes will not reflect the return you would realize if you actually owned the stocks underlying the Nikkei 225 Stock Average because NKS calculates the Nikkei 225 Stock Average by reference to the prices of the stocks comprising the Nikkei 225 Stock Average without taking into consideration the value of any dividends paid on those stocks. As a result, the return on the notes may be less than the return you would realize if you actually owned the stocks underlying the Nikkei 225 Stock Average even if the ending value of the Nikkei 225 Stock Average is greater than its starting value. In addition, you will not be entitled to receive dividend payments, if any, or other distributions made on the stocks underlying the Nikkei 225 Stock Average.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR NOTES PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of your notes in the secondary market will be affected by the supply of and demand for the notes, the value of the Nikkei 225 Stock Average and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

     VALUE OF THE NIKKEI 225 STOCK AVERAGE. We expect that the market value of the notes will depend substantially on the relationship between the closing value of the Nikkei 225 Stock Average on the date of this prospectus supplement and the future value of the Nikkei 225 Stock Average. However, changes in the value of the Nikkei 225 Stock Average may not always be reflected, in full or in part, in the market value of the notes. If you choose to sell your notes when the value of the Nikkei 225 Stock Average exceeds its starting value, you may receive substantially less than the amount that would be payable at maturity based on that value because of expectations that the value of the Nikkei 225 Stock Average will continue to fluctuate between that time and the time when subsequent ending values of the Nikkei 225 Stock Average are determined. If you choose to sell your notes when the value of the Nikkei 225 Stock Average is below the value of the Nikkei 225 Stock Average on the date of this prospectus supplement, you may receive less than the amount you originally invested.

     Trading prices of the underlying stocks of the Nikkei 225 Stock Average will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or of a particular underlying stock. Citigroup Funding's hedging activities in the underlying stocks of the Nikkei 225 Stock Average, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of the underlying stocks of the Nikkei 225 Stock Average.

     VOLATILITY OF THE NIKKEI 225 STOCK AVERAGE. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Nikkei 225 Stock Average changes during the term of the notes, the market value of the notes may decrease.

     EVENTS INVOLVING THE COMPANIES COMPRISING THE NIKKEI 225 STOCK
AVERAGE. General economic conditions and earnings results of the companies whose common stocks comprise the Nikkei 225 Stock Average and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yields on those stocks increase, we expect that the value of the notes may decrease because the Nikkei 225 Stock Average does not incorporate the value of dividend payments. Conversely, if dividend yields on the stocks decrease, we expect that the market value of the notes may increase.

     INTEREST RATES. We expect that the market value of the notes will be affected by changes in U.S. or Japanese interest rates. In general, the market value of the notes may decrease if the difference between U.S. interest rates and Japanese interest rates increases, and the market value of the notes may increase if the difference between U.S. interest rates and Japanese interest rates decreases.

     TIME PREMIUM OR DISCOUNT. As a result of a "time premium or discount," the notes may trade at a value above or below that which would be expected based on the level of interest rates and the value of the Nikkei 225 Stock Average the longer the time remaining to maturity. A "time premium or discount" results from expectations concerning the value of the Nikkei 225 Stock Average during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the notes.

     HEDGING ACTIVITIES. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in one or more of the stocks underlying the Nikkei 225 Stock Average or in other instruments, such as options, swaps or futures, based upon the Nikkei 225 Stock Average or the stocks underlying the Nikkei 225 Stock Average. This hedging activity could affect the value of the Nikkei 225 Stock Average and therefore the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.

     CITIGROUP FUNDING AND CITIGROUP'S CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS. Actual or anticipated changes in our credit ratings, financial condition or results or those of Citigroup may affect the market value of the notes.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an increase in the value of the Nikkei 225 Stock Average.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the notes of a given change in most of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

FOREIGN JURISDICTIONS

     All of the underlying stocks that constitute the Nikkei 225 Stock Average are listed on a foreign stock exchange. You should be aware that investments in securities, such as the notes, that are indexed to the value of foreign equity securities involve certain risks, any of which can affect the value of these securities, and the value of the Nikkei 225 Stock Average and the notes.

     The foreign securities markets may be more volatile than U.S. securities markets and may be affected by market developments in different ways than U.S. securities markets; cross-shareholdings in foreign companies on such markets may affect prices and volume of trading on those markets; there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, certain of the exchanges on which the underlying stocks are traded may have adopted certain measures intended to limit short-term price fluctuations. These may include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. You should also be aware that certain of the exchanges in the underlying jurisdictions might suspend the trading of individual stocks in certain limited and extraordinary circumstances. As a result, variations in the Nikkei 225 Stock Average may be limited by price limitations on, or suspensions of trading of, individual underlying stocks, which may, in turn, adversely affect the value of the notes or result in the occurrence of a market disruption event.

     Prices of the underlying stocks are subject to political, economic, financial, exchange rate and social factors that apply in each issuer's country as well as in other constituent countries in which such issuer does business (or in which its principal trading partners do business). These factors (including the possibility that recent or future changes in a country's government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies) could negatively affect foreign securities markets. Stock and currency market volatility and market developments in one or more countries may cause volatility or a decline in another country. Moreover, the relevant economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

YOU MAY NOT BE ABLE TO SELL YOUR NOTES IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP

     There is currently no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity.

THE MARKET VALUE OF THE NOTES MAY BE AFFECTED BY PURCHASES AND SALES OF THE STOCKS UNDERLYING THE NIKKEI 225 STOCK AVERAGE OR DERIVATIVE INSTRUMENTS RELATED TO THE NIKKEI 225 STOCK AVERAGE BY AFFILIATES OF CITIGROUP FUNDING

     Citigroup Funding's affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell the underlying stocks of the Nikkei 225 Stock Average or derivative instruments relating to the Nikkei 225 Stock Average for their own accounts in connection with their normal business practices. These transactions could affect the value of the underlying stocks of the Nikkei 225 Stock Average and therefore the market value of the notes.

CITIGROUP GLOBAL MARKETS INC., AN AFFILIATE OF CITIGROUP FUNDING AND CITIGROUP, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Citigroup Global Markets Inc., which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citigroup Global Markets Inc.'s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

CITIGROUP FUNDING'S HEDGING ACTIVITY COULD RESULT IN A CONFLICT OF INTEREST

     We expect to hedge our obligations under the notes through us or one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks underlying the Nikkei 225 Stock Average or in other instruments, such as options, swaps or futures, based upon the Nikkei 225 Stock Average or the stocks underlying the Nikkei 225 Stock Average. This hedging activity may present a conflict between your interest in the notes and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the value of the Nikkei 225 Stock Average and therefore the market value of the notes. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Since hedging our obligation under the notes involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.

                            DESCRIPTION OF THE NOTES

     The description in this prospectus supplement of the particular terms of the 1.75% Principal-Protected Equity Linked Notes Based Upon the Nikkei 225 Stock Average(SM) Due May 29, 2009 supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the registered securities set forth in the accompanying prospectus.

GENERAL

     The 1.75% Principal-Protected Equity Linked Notes Based Upon the Nikkei 225 Stock Average (the "Notes") pay an amount at maturity that will depend on the amount by which the average of the Ending Values of the Nikkei 225 Stock Average on each Valuation Date during the term of the Notes exceeds the Starting Value of Nikkei 225 Stock Average, expressed as a percentage, and also on the extent by which such percentage exceeds an Interest Received Percentage of 6.120%, and will not be less than zero. If the Average Ending Value of the Nikkei 225 Stock Average is less than or equal to its Starting Value, the payment you receive at maturity for each Note you hold will equal $10, the amount of your original investment in the Note. If the Average Ending value of the Nikkei 225 Stock Average is greater than its Starting Value to the extent that such increase as expressed as a percentage exceeds the Interest Received Percentage, the payment you receive at maturity will be greater than the amount of your original investment in the Notes.

     The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup. The aggregate principal amount of Notes issued will be $22,600,000 (2,260,000 Notes). The Notes will mature on May 29, 2009, will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup. The Notes will be issued only in fully registered form and in denominations of $10 per Note and integral multiples thereof.

     Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

INTEREST

     The Notes bear interest at the rate of 1.75% per annum. We will pay interest in cash semi-annually on the 29th day of each May and November, or if that day is not a business day, on the next succeeding business day, commencing on May 29, 2006.

     Interest will be payable to the persons in whose names the Notes are registered at the close of business on the fifth Business Day preceding each interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on that interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

REDEMPTION AT THE OPTION OF THE HOLDER; DEFEASANCE

     The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities -- Defeasance."

PAYMENT AT MATURITY

     The Notes will mature on May 29, 2009. At maturity, you will receive for each Note you hold, a payment equal to the sum of $10 and an Interest Distribution Amount.

INTEREST DISTRIBUTION AMOUNT

     The Interest Distribution Amount will be based on the amount by which the average of the Ending Values of the Nikkei 225 Stock Average on each Valuation Date during the term of the Notes exceeds the Starting Value of the Nikkei 225 Stock Average, expressed as a percentage, and also on the extent by which such percentage exceeds the Interest Received Percentage, and will not be less than zero.

     - If the Index Return (defined below) is less than or equal to the Interest Received Percentage of 6.120%, the Interest Distribution Amount will equal zero.

     - If the Index Return is greater than the Interest Received Percentage, the Interest Distribution Amount will equal the product of:

              $10 * (Index Return - Interest Received Percentage)

     The Index Return, which is presented in this prospectus supplement as a percentage, will equal the following fraction:

                     Average Ending Value - Starting Value
                   ------------------------------------------
                                 Starting Value

     The "Average Ending Value" will equal the arithmetic average of all Ending Values.

     The "Ending Value" for each Valuation Date will be the closing value of the Nikkei 225 Stock Average on such Valuation Date or, if that day is not an Index Business Day, the closing value on the immediately following Index Business Day.

     The "Starting Value" is 14742.58, the closing value of the Nikkei 225 Stock Average on November 24, 2005.

     Valuation Dates occur on the 24th day of each month (or if that day is not a Business Day, on the next succeeding Business Day), commencing December 26, 2005 and ending on May 25, 2009.

     The "Interest Received Percentage" is 6.120%, the sum of the interest payable on the Notes over their term, expressed as a percentage of the principal amount of the Notes.

     If the Average Ending Value is less than the Starting Value used for the computation of the Index Return, then the Index Return will be negative. However, the Interest Distribution Amount at maturity will not be less than zero (thus ensuring that the payment you receive at maturity will not be less than the amount of your original investment in the Notes).

     If no closing value of the Nikkei 225 Stock Average is available on any Index Business Day because of a Market Disruption Event or otherwise, the value of the Nikkei 225 Stock Average for that Index Business Day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the Nikkei 225 Stock Average obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the Nikkei 225 Stock Average by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the Index Business Day prior to maturity.

     An "Index Business Day" means a day, as determined by the calculation agent, on which the Nikkei 225 Stock Average or any successor index is calculated and published and on which securities comprising more than 80% of the value of the Nikkei 225 Stock Average on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the Nikkei 225 Stock Average. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, Citigroup and the beneficial owners of the Notes, absent manifest error.

     A "Market Disruption Event" means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of the Nikkei 225 Stock Average or any successor index, (b) any options or futures contracts, or any options on such futures contracts relating to the Nikkei 225 Stock Average or any successor index, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the Nikkei 225 Stock Average or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Nikkei 225 Stock Average is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Nikkei 225 Stock Average will be based on a comparison of the portion of the value of the Nikkei 225 Stock Average attributable to that security relative to the overall value of the Nikkei 225 Stock Average, in each case immediately before that suspension or limitation.

     The amount payable to you at maturity is dependent upon the average of the Ending Values of the Nikkei 225 Stock Average on each Valuation Date during the term of the Notes, provided however, that the payment you receive at maturity will not be less than the amount of your original investment in the Notes. The Notes provide less opportunity for appreciation than a direct investment in the Nikkei 225 Stock Average because a high Ending Value on one or more Valuation Dates, including on the last Valuation Date, may be substantially or entirely offset by a low Ending Value on one or more other Valuation Dates during the term of the Notes, resulting in an Average Ending Value that is less than the Ending Value on the last Valuation Date. Nevertheless, the payment to you at maturity will be at least equal to the amount of your original investment in the Notes.

MATURITY PAYMENT -- HYPOTHETICAL EXAMPLES

     The Index Return and, therefore, the Interest Distribution Amount, is dependent on the average of the Ending Values of the Nikkei 225 Stock Average on each Valuation Date during the term of the Notes. Because the value of the Nikkei 225 Stock Average may be subject to significant variations over the term of the Notes, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity. The examples of hypothetical payment calculations that follow are intended to illustrate the effect of general trends in the average value of the Nikkei 225 Stock Average on the amount payable on the Notes at maturity. All of the hypothetical examples assume that the investment in the Notes is $10, that the initial Starting Value of the Nikkei 225 Stock Average is 14742.58, that the Interest Distribution Amount cannot equal less than zero, that the Valuation Date is on the 24th day of each month, commencing December 26, 2005, that there are 42 Valuation Dates, and that the Interest Received Percentage is 6.120%. The Nikkei 225 Stock Average values illustrated in each of the examples have been rounded to two decimal places.

     EXAMPLE 1:  THE VALUE OF THE NIKKEI 225 STOCK AVERAGE FLUCTUATES DURING THE
                 TERM OF THE NOTES. THE AVERAGE ENDING VALUE IS GREATER THAN THE STARTING VALUE, AND THE VALUE OF THE NIKKEI 225 STOCK AVERAGE ON THE LAST VALUATION DATE IS GREATER THAN THE STARTING VALUE AND THE AVERAGE ENDING VALUE:

                               2005                   2006                   2007                   2008
                       --------------------   --------------------   --------------------   --------------------
                       CLOSING VALUE OF THE   CLOSING VALUE OF THE   CLOSING VALUE OF THE   CLOSING VALUE OF THE
                         NIKKEI 225 STOCK       NIKKEI 225 STOCK       NIKKEI 225 STOCK       NIKKEI 225 STOCK
                          AVERAGE ON THE         AVERAGE ON THE         AVERAGE ON THE         AVERAGE ON THE
                          VALUATION DATE         VALUATION DATE         VALUATION DATE         VALUATION DATE
                       --------------------   --------------------   --------------------   --------------------
January..............                               15187.81               16431.57               16607.46
February.............                               15643.44               16595.88               16773.54
March................                               15799.87               16612.48               17109.01
April................                               15784.07               16446.35               17107.29
May..................                               15941.92               16281.89               17124.40
June.................                               15782.50               16265.61               16953.16
July.................                               15466.85               16428.26               16614.09
August...............                               15466.85               16592.55               16630.71
September............                               15621.51               16575.95               16797.02
October..............                               15933.95               16410.19               16964.99
November.............                               15949.88               16426.60               17304.29
December.............        14890.01               16109.38               16443.03               17477.33

                               2009
                       --------------------
                       CLOSING VALUE OF THE
                         NIKKEI 225 STOCK
                          AVERAGE ON THE
                          VALUATION DATE
                       --------------------
January..............        17459.85
February.............        17477.31
March................        17459.83
April................        17634.43
May..................        17987.12
June.................
July.................
August...............
September............
October..............
November.............
December.............

AVERAGE ENDING VALUE = 16449.13, calculated as the arithmetic average of the closing values of the Nikkei 225 Stock Average on each Valuation Date
INDEX RETURN = (16449.13 - 14742.58)/14742.58 = 11.58%
INTEREST DISTRIBUTION AMOUNT = $10.00 X (11.58% - 6.120%) = $0.55
PAYMENT AT MATURITY = $10.00 + $0.55 = $10.55

     EXAMPLE 2:  THE VALUE OF THE NIKKEI 225 STOCK AVERAGE FLUCTUATES DURING THE
                 TERM OF THE NOTES. THE AVERAGE ENDING VALUE IS GREATER THAN THE STARTING VALUE, AND THE VALUE OF THE NIKKEI 225 STOCK AVERAGE ON THE LAST VALUATION DATE IS LOWER THAN THE STARTING VALUE AND THE AVERAGE ENDING VALUE:

                               2005                   2006                   2007                   2008
                       --------------------   --------------------   --------------------   --------------------
                       CLOSING VALUE OF THE   CLOSING VALUE OF THE   CLOSING VALUE OF THE   CLOSING VALUE OF THE
                         NIKKEI 225 STOCK       NIKKEI 225 STOCK       NIKKEI 225 STOCK       NIKKEI 225 STOCK
                          AVERAGE ON THE         AVERAGE ON THE         AVERAGE ON THE         AVERAGE ON THE
                          VALUATION DATE         VALUATION DATE         VALUATION DATE         VALUATION DATE
                       --------------------   --------------------   --------------------   --------------------
January..............                               15488.55               18134.06               18850.34
February.............                               15504.04               17952.72               19227.35
March................                               15349.00               17952.72               19804.17
April................                               15333.65               18311.77               19210.04
May..................                               15180.32               18678.01               18057.44
June.................                               15332.12               18696.69               18418.59
July.................                               15347.45               18883.65               18602.78
August...............                               16114.83               18694.82               18230.72
September............                               16437.12               18320.92               18595.34
October..............                               16930.24               17954.50               18409.38
November.............                               17099.54               18134.05               17673.01
December.............        15037.43               17954.51               19040.75               17690.68

                               2009
                       --------------------
                       CLOSING VALUE OF THE
                         NIKKEI 225 STOCK
                          AVERAGE ON THE
                          VALUATION DATE
                       --------------------
January..............        16806.15
February.............        15797.78
March................        15639.80
April................        15170.61
May..................        13956.96
June.................
July.................
August...............
September............
October..............
November.............
December.............

AVERAGE ENDING VALUE = 17273.19, calculated as the arithmetic average of the closing values of the Nikkei 225 Stock Average on each Valuation Date
INDEX RETURN = (17273.19 - 14742.58)/14742.58 = 17.17%
INTEREST DISTRIBUTION AMOUNT = $10.00 X (17.17% - 6.120%) = $1.10
PAYMENT AT MATURITY = $10.00 + $1.10 = $11.10

     EXAMPLE 3:  THE VALUE OF THE NIKKEI 225 STOCK AVERAGE FLUCTUATES DURING THE
                 TERM OF THE NOTES. THE AVERAGE ENDING VALUE IS GREATER THAN THE STARTING VALUE, AND THE VALUE OF THE NIKKEI 225 STOCK AVERAGE ON THE LAST VALUATION DATE IS LOWER THAN THE STARTING VALUE AND THE AVERAGE ENDING VALUE. IN ADDITION, THE INDEX RETURN IS LOWER THAN THE INTEREST RECEIVED PERCENTAGE:

                               2005                   2006                   2007                   2008
                       --------------------   --------------------   --------------------   --------------------
                       CLOSING VALUE OF THE   CLOSING VALUE OF THE   CLOSING VALUE OF THE   CLOSING VALUE OF THE
                         NIKKEI 225 STOCK       NIKKEI 225 STOCK       NIKKEI 225 STOCK       NIKKEI 225 STOCK
                          AVERAGE ON THE         AVERAGE ON THE         AVERAGE ON THE         AVERAGE ON THE
                          VALUATION DATE         VALUATION DATE         VALUATION DATE         VALUATION DATE
                       --------------------   --------------------   --------------------   --------------------
January..............                               14912.53               16011.85               15964.44
February.............                               14912.53               15931.79               15565.33
March................                               15061.66               15931.79               15565.33
April................                               15061.66               16091.11               15643.16
May..................                               15212.27               15849.74               15740.15
June.................                               15212.27               15453.50               15858.20
July.................                               15379.61               15298.96               15620.32
August...............                               15564.16               15145.97               15386.02
September............                               15665.33               15297.43               15232.16
October..............                               15665.33               15572.79               14927.52
November.............                               15665.33               15572.79               14778.24
December.............        14794.18               15821.99               15728.51               14630.46

                               2009
                       --------------------
                       CLOSING VALUE OF THE
                         NIKKEI 225 STOCK
                          AVERAGE ON THE
                          VALUATION DATE
                       --------------------
January..............        14337.85
February.............        14194.47
March................        13910.58
April................        13910.58
May..................        13729.74
June.................
July.................
August...............
September............
October..............
November.............
December.............

AVERAGE ENDING VALUE = 15268.66, calculated as the arithmetic average of the closing values of the Nikkei 225 Stock Average on each Valuation Date
INDEX RETURN = (15268.66 - 14742.58)/14742.58 = 3.57%
INTEREST DISTRIBUTION AMOUNT = $10.00 X (3.57% - 6.120%) = $0.00
PAYMENT AT MATURITY = $10.00 + $0.00 = $10.00

     EXAMPLE 4:  THE VALUE OF THE NIKKEI 225 STOCK AVERAGE FLUCTUATES DURING THE
                 TERM OF THE NOTES. THE AVERAGE ENDING VALUE IS LOWER THAN THE STARTING VALUE, AND THE VALUE OF THE NIKKEI 225 STOCK AVERAGE ON THE LAST VALUATION DATE IS GREATER THAN THE STARTING VALUE AND THE AVERAGE ENDING VALUE:

                               2005                   2006                   2007                   2008
                       --------------------   --------------------   --------------------   --------------------
                       CLOSING VALUE OF THE   CLOSING VALUE OF THE   CLOSING VALUE OF THE   CLOSING VALUE OF THE
                         NIKKEI 225 STOCK       NIKKEI 225 STOCK       NIKKEI 225 STOCK       NIKKEI 225 STOCK
                          AVERAGE ON THE         AVERAGE ON THE         AVERAGE ON THE         AVERAGE ON THE
                          VALUATION DATE         VALUATION DATE         VALUATION DATE         VALUATION DATE
                       --------------------   --------------------   --------------------   --------------------
January..............                               14303.25               13593.98               13079.14
February.............                               14446.28               13458.04               12686.77
March................                               14460.73               13471.50               12559.90
April................                               14316.12               13202.07               12434.30
May..................                               14459.28               13070.05               12459.17
June.................                               14444.82               12808.65               12832.94
July.................                               14300.38               12795.84               13474.59
August...............                               14014.37               12808.63               14552.56
September............                               13734.08               12795.83               15280.19
October..............                               13459.40               12923.78               15738.59
November.............                               13472.86               13053.02               15754.33
December.............        14595.15               13607.59               13066.07               15911.87

                               2009
                       --------------------
                       CLOSING VALUE OF THE
                         NIKKEI 225 STOCK
                          AVERAGE ON THE
                          VALUATION DATE
                       --------------------
January..............        16230.11
February.............        16213.88
March................        16376.02
April................        16392.40
May..................        16374.36
June.................
July.................
August...............
September............
October..............
November.............
December.............

AVERAGE ENDING VALUE = 14040.83, calculated as the arithmetic average of the closing values of the
Nikkei 225 Stock Average on each Valuation Date
INDEX RETURN = (14040.83 - 14742.58)/14742.58 = - 4.76%
INTEREST DISTRIBUTION AMOUNT = $0.00
PAYMENT AT MATURITY = $10.00 + $0.00 = $10.00

     EXAMPLE 5:  THE VALUE OF THE NIKKEI 225 STOCK AVERAGE FLUCTUATES DURING THE
                 TERM OF THE NOTES. THE AVERAGE ENDING VALUE IS GREATER THAN THE STARTING VALUE, AND THE VALUE OF THE NIKKEI 225 STOCK AVERAGE ON THE LAST VALUATION DATE IS GREATER THAN THE STARTING VALUE BUT LOWER THAN THE AVERAGE ENDING VALUE:

                               2005                   2006                   2007                   2008
                       --------------------   --------------------   --------------------   --------------------
                       CLOSING VALUE OF THE   CLOSING VALUE OF THE   CLOSING VALUE OF THE   CLOSING VALUE OF THE
                         NIKKEI 225 STOCK       NIKKEI 225 STOCK       NIKKEI 225 STOCK       NIKKEI 225 STOCK
                          AVERAGE ON THE         AVERAGE ON THE         AVERAGE ON THE         AVERAGE ON THE
                          VALUATION DATE         VALUATION DATE         VALUATION DATE         VALUATION DATE
                       --------------------   --------------------   --------------------   --------------------
January..............                               15187.81               16602.67               18321.60
February.............                               14884.05               16934.73               18688.03
March................                               15330.57               17104.07               18874.91
April................                               15790.49               17617.20               18308.66
May..................                               15806.28               17634.81               17942.49
June.................                               15964.34               17811.16               17673.35
July.................                               16123.99               17793.35               16789.68
August...............                               16140.11               17811.14               16772.89
September............                               16301.51               17989.25               16940.62
October..............                               16285.21               17971.27               16601.81
November.............                               16448.06               18150.98               16767.83
December.............        14890.01               16941.50               18695.51               17270.86

                               2009
                       --------------------
                       CLOSING VALUE OF THE
                         NIKKEI 225 STOCK
                          AVERAGE ON THE
                          VALUATION DATE
                       --------------------
January..............        16925.45
February.............        16079.17
March................        16095.25
April................        15934.30
May..................        15918.37
June.................
July.................
August...............
September............
October..............
November.............
December.............

AVERAGE ENDING VALUE = 16857.16, calculated as the arithmetic average of the closing values of the
Nikkei 225 Stock Average on each Valuation Date
INDEX RETURN = (16857.16 - 14742.58)/14742.58 = 14.34%
INTEREST DISTRIBUTION AMOUNT = $10.00 X (14.34% - 6.120%) = $0.82
PAYMENT AT MATURITY = $10.00 + $0.82 = $10.82

     EXAMPLE 6:  THE VALUE OF THE NIKKEI 225 STOCK AVERAGE FLUCTUATES DURING THE
                 TERM OF THE NOTES. THE AVERAGE ENDING VALUE IS LOWER THAN THE STARTING VALUE, AND THE VALUE OF THE NIKKEI 225 STOCK AVERAGE ON THE LAST VALUATION DATE IS LOWER THAN THE STARTING VALUE BUT GREATER THAN THE AVERAGE ENDING VALUE:

                               2005                   2006                   2007                   2008
                       --------------------   --------------------   --------------------   --------------------
                       CLOSING VALUE OF THE   CLOSING VALUE OF THE   CLOSING VALUE OF THE   CLOSING VALUE OF THE
                         NIKKEI 225 STOCK       NIKKEI 225 STOCK       NIKKEI 225 STOCK       NIKKEI 225 STOCK
                          AVERAGE ON THE         AVERAGE ON THE         AVERAGE ON THE         AVERAGE ON THE
                          VALUATION DATE         VALUATION DATE         VALUATION DATE         VALUATION DATE
                       --------------------   --------------------   --------------------   --------------------
January..............                               14303.25               14070.40               13134.11
February.............                               14317.55               14084.47               13147.24
March................                               14460.73               13802.78               13015.77
April................                               14475.19               13664.75               12885.61
May..................                               14460.72               13528.10               12872.73
June.................                               14316.11               13257.54               12885.60
July.................                               14330.42               13270.80               12872.72
August...............                               14043.82               13403.51               12885.59
September............                               13903.38               13269.47               12756.73
October..............                               13889.47               13256.20               12769.49
November.............                               14028.37               12991.08               12756.72
December.............        14447.73               14084.48               13120.99               12884.29

                               2009
                       --------------------
                       CLOSING VALUE OF THE
                         NIKKEI 225 STOCK
                          AVERAGE ON THE
                          VALUATION DATE
                       --------------------
January..............        13270.82
February.............        13403.52
March................        13537.56
April................        13808.31
May..................        14084.48
June.................
July.................
August...............
September............
October..............
November.............
December.............

AVERAGE ENDING VALUE = 13592.91, calculated as the arithmetic average of the closing values of the Nikkei 225 Stock Average on each Valuation Date
INDEX RETURN = (13592.91 - 14742.58)/14742.58 = -7.80%
INTEREST DISTRIBUTION AMOUNT = $0.00
PAYMENT AT MATURITY = $10.00 + $0.00 = $10.00

     EXAMPLE 7:  THE VALUE OF THE NIKKEI 225 STOCK AVERAGE FLUCTUATES DURING THE
                 TERM OF THE NOTES. THE AVERAGE ENDING VALUE IS LOWER THAN THE STARTING VALUE, AND THE VALUE OF THE NIKKEI 225 STOCK AVERAGE ON THE LAST VALUATION DATE IS LOWER THAN THE STARTING VALUE AND THE AVERAGE ENDING VALUE:

                               2005                   2006                   2007                   2008
                       --------------------   --------------------   --------------------   --------------------
                       CLOSING VALUE OF THE   CLOSING VALUE OF THE   CLOSING VALUE OF THE   CLOSING VALUE OF THE
                         NIKKEI 225 STOCK       NIKKEI 225 STOCK       NIKKEI 225 STOCK       NIKKEI 225 STOCK
                          AVERAGE ON THE         AVERAGE ON THE         AVERAGE ON THE         AVERAGE ON THE
                          VALUATION DATE         VALUATION DATE         VALUATION DATE         VALUATION DATE
                       --------------------   --------------------   --------------------   --------------------
JANUARY..............                               15038.91               13455.27               13551.82
FEBRUARY.............                               14738.13               13724.37               13416.30
MARCH................                               14752.87               13861.62               13282.14
APRIL................                               14605.34               13847.75               12883.67
MAY..................                               14313.23               13709.28               12239.49
JUNE.................                               14456.36               13722.99               12361.88
JULY.................                               14441.91               13448.53               12485.50
AUGUST...............                               14008.65               13314.04               12735.21
SEPTEMBER............                               13994.64               13300.73               12747.95
OCTOBER..............                               13854.69               13433.73               12620.47
NOVEMBER.............                               13868.55               13299.40               12368.06
DECEMBER.............        14890.01               13591.18               13565.38               12615.42

                               2009
                       --------------------
                       CLOSING VALUE OF THE
                         NIKKEI 225 STOCK
                          AVERAGE ON THE
                          VALUATION DATE
                       --------------------
JANUARY..............        12867.73
FEBRUARY.............        12739.05
MARCH................        12611.66
APRIL................        12359.43
MAY..................        11988.65
JUNE.................
JULY.................
AUGUST...............
SEPTEMBER............
OCTOBER..............
NOVEMBER.............
DECEMBER.............

AVERAGE ENDING VALUE = 13484.99, calculated as the arithmetic average of the closing values of the Nikkei 225 Stock Average on each Valuation Date
INDEX RETURN = (13484.99 - 14742.58)/14742.58 = - 8.53%
INTEREST DISTRIBUTION AMOUNT = $0.00
PAYMENT AT MATURITY = $10.00 + $0.00 = $10.00

     The examples are for purposes of illustration only. The actual Interest Distribution Amount will depend on the actual Starting Value, Average Ending Value and Interest Received Percentage determined by the calculation agent as provided in this prospectus supplement. Historical closing values for the Nikkei 225 Stock Average are included in this prospectus supplement under "Description of the Nikkei 225 Stock Average -- Historical Data on the Nikkei 225 Stock Average."

DISCONTINUANCE OF THE NIKKEI 225 STOCK AVERAGE

     If NKS discontinues publication of the Nikkei 225 Stock Average or if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Nikkei 225 Stock Average, then the Ending Value as of any succeeding Valuation Date will be determined by reference to the value of that index, which we refer to as a "successor index."

     Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the Notes.

     If NKS discontinues publication of the Nikkei 225 Stock Average and a successor index is not selected by the calculation agent or is no longer published on any Valuation Date, the value to be substituted for the Nikkei 225 Stock Average for that Valuation Date will be a value computed by the calculation agent for that Valuation Date in accordance with the procedures last used to calculate the Nikkei 225 Stock Average prior to any such discontinuance.

     If NKS discontinues publication of the Nikkei 225 Stock Average prior to the determination of the Interest Distribution Amount and the calculation agent determines that no successor index is available at that time, then on each Index Business Day until the earlier to occur of (a) the determination of the Interest Distribution Amount and (b) a determination by the calculation agent that a successor index is available, the calculation agent will determine the value that is to be used in computing the Interest Distribution Amount as described in the preceding paragraph as if such day were a Valuation Date. The calculation agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation). Notwithstanding these alternative arrangements, discontinuance of the publication of the Nikkei 225 Stock Average may adversely affect trading in the Notes.

     If a successor index is selected or the calculation agent calculates a value as a substitute for the Nikkei 225 Stock Average as described above, the successor index or value will be substituted for the Nikkei 225 Stock Average for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nikkei 225 Stock Average may adversely affect the value of the Notes.

     All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, Citigroup and the beneficial owners of the Notes, absent manifest error.

ALTERATION OF METHOD OF CALCULATION

     If at any time the method of calculating the Nikkei 225 Stock Average or any successor index is changed in any material respect, or if the Nikkei 225 Stock Average or any successor index is in any other way modified so that the value of the Nikkei 225 Stock Average or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Nikkei 225 Stock Average or the successor index as if the changes or modifications had not been made, and calculate the value of the index with reference to the Nikkei 225 Stock Average or the successor index. Accordingly, if the method of calculating the Nikkei 225 Stock Average or any successor index is modified so that the value of the Nikkei 225 Stock Average or the successor index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Nikkei 225 Stock Average), then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified (e.g., as if the split had not occurred).

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the calculation agent and will equal, for each Note, the maturity payment, calculated as though the maturity of the Notes were the date of early repayment. See "-- Payment at Maturity" above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup, the beneficial owner of a Notes will not be permitted to make a claim for unmatured interest and therefore, the claim of the beneficial owner of a Note against the entity that becomes subject to a bankruptcy proceeding will be capped at the payment at maturity calculated as though the maturity date of the Notes were the date of the commencement of the proceeding, plus an additional amount of interest accrued on the principal amount of the Notes at 1.75% per annum up to the date of the commencement of the proceeding.

     In case of default in payment at maturity of the Notes, the Notes will bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 5.375% per annum on the unpaid amount due.

BOOK-ENTRY SYSTEM

     Upon issuance, all Notes will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or

Clearstream Banking clearance systems may hold beneficial interests in the Notes through the accounts that each of these systems maintains as a participant in DTC.

     A description of DTC's procedures with respect to the Global Securities is set forth in the section "Book-Entry Procedures and Settlement" in the accompanying prospectus. DTC has confirmed that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by Citigroup Global Markets Inc. in same-day funds. All maturity payments and all interest payments will be paid by Citigroup Funding in same-day funds so long as the Notes are maintained in book-entry form.

CALCULATION AGENT

     The calculation agent for the Notes will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup and the holders of the Notes. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup, potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to the holders of the Notes. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                  DESCRIPTION OF THE NIKKEI 225 STOCK AVERAGE

GENERAL

     Unless otherwise stated, all information herein relating to the Nikkei 225 Stock Average has been derived from the Stock Market Indices Data Bank published by NKS and other publicly available sources. Such information reflects the policies of NKS as of August 31, 1998, as stated in such sources. Such policies are subject to change at the discretion of NKS. NKS is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Nikkei 225 Stock Average at any time. We do not assume any responsibility for the accuracy or completeness of such information.

     The Nikkei 225 Stock Average is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Stock Average is currently based on 225 highly capitalized component stocks trading on the TSE representing a broad cross-section of Japanese industries. All 225 component stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE.

COMPUTATION OF THE NIKKEI 225 STOCK AVERAGE

     While NKS currently employs the following methodology to calculate the Nikkei 225 Stock Average, no assurance can be given that NKS will not modify or change such methodology in a manner that may affect the Interest Distribution Amount payable to beneficial owners of the Notes at maturity.

     The Nikkei 225 Stock Average is a modified, price-weighted index (i.e., a component stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each component stock by the corresponding weighting factor for such component stock (a "Weight Factor"'), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the "divisor"). The divisor, initially set in 1949 at 225, was 24.140 as of October 4, 2005 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing Y50 by the par value of the relevant component stock, so that the share price of each component stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of Y50. The stock prices used in the calculation of the Nikkei 225 Stock Average are those reported by a primary market for the component stocks (currently the TSE). The level of the Nikkei 225 Stock Average is calculated once per minute during TSE trading hours.

     In order to maintain continuity in the level of the Nikkei 225 Stock Average in the event of certain changes due to non-market factors affecting the component stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Stock Average is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Stock Average. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any component stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new divisor (i.e., the level of the Nikkei 225 Stock Average immediately after such change) will equal the level of the Nikkei 225 Stock Average immediately prior to the change.

     Component stocks may be deleted or added by NKS. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the component stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. Upon deletion of a stock from the component stocks, NKS will select a suitable replacement for such deleted component stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the component stocks. In such a case, an existing component stock with low trading volume and not representative of a market will be deleted by NKS.

     NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225 Stock Average. The Notes are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this prospectus supplement that NKS makes any representation or warranty, implied or express, to us, the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Nikkei 225 Stock Average to track general stock market performance. NKS has no obligation to take our needs or those of the holders of the Notes into consideration in determining, composing or calculating the Nikkei 225 Stock Average. NKS is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Interest Distribution Amount or any other amount payable with respect to the Notes is set. NKS has no obligation or liability in connection with the administration, marketing or trading of the Notes.

THE TOKYO STOCK EXCHANGE

     The TSE is one of the world's largest securities exchanges in terms of market capitalization. The TSE is a two-way, continuous, pure auction market. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

     Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Stock Average on such trading day will generally be available in the United States by the opening of business on the same calendar day.

     The TSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances. These include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. In general, any stocks listed on the TSE cannot be traded at a price outside of these limits, which are stated in terms of absolute amounts of Japanese yen, and not percentage, changes from the closing price of the stock on the previous day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special asked quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter orders and balance supply and demand for stock. Investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances including, for example, unusual trading activity in that stock. As a result, variations in the Nikkei 225 Stock Average may be limited by price limitations, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Stock Average which may, in turn, adversely affect the value of the Index LASERS under certain circumstances.

HISTORICAL DATA ON THE NIKKEI 225 STOCK AVERAGE

                            MONTH-END CLOSING VALUES

     The following table sets forth the closing value of the Nikkei 225 Stock Average on the last Index Business Day of each month in the period from January 2000 through October 2005. These historical data on the Nikkei 225 Stock Average are not necessarily indicative of the future performance of the Nikkei 225 Stock Average or what the market value of the Notes may be. Any historical upward or downward trend in the value of the Nikkei 225 Stock Average during any period set forth below is not an indication that the Nikkei 225 Stock Average is more or less likely to increase or decrease at any time during the term of the Notes.

                                  2000       2001       2002       2003       2004       2005
                                --------   --------   --------   --------   --------   --------
January.......................  19539.70   13843.55    9997.80    8339.94   10783.61   11387.59
February......................  19959.52   12883.54   10587.83    8363.04   11041.92   11740.60
March.........................  20337.32   12999.70   11024.94    7972.71   11715.39   11668.95
April.........................  17973.70   13934.32   11492.54    7831.42   11761.79   11008.90
May...........................  16332.45   13262.14   11763.70    8424.51   11236.37   11276.59
June..........................  17411.05   12969.05   10621.84    9083.11   11858.87   11584.01
July..........................  15727.49   11860.77    9877.94    9563.21   11325.78   11899.60
August........................  16861.26   10713.51    9619.30   10343.55   11081.79   12413.60
September.....................  15747.26    9774.68    9383.29   10219.05   10823.57   13574.30
October.......................  14539.60   10366.34    8640.48   10559.59   10771.42   13606.50
November......................  14648.51   10697.44    9215.56   10100.57   10899.25
December......................  13785.69   10542.62    8578.95   10676.64   11488.76

     The closing value of the Nikkei 225 Stock Average on November 24, 2005 was 14742.58.

                            YEAR-END CLOSING VALUES

     The following graph illustrates the historical performance of the Nikkei 225 Stock Average based on the closing value thereof on the last Index Business Day of each December from 1970 through 2004. Past movements of the Nikkei 225 Stock Average are not necessarily indicative of future Nikkei 225 Stock Average values.

                                    (GRAPH)

LICENSE AGREEMENT

     The Nikkei 225 Stock Average is the intellectual property of NKS. "Nikkei," "Nikkei Stock Average," "Nikkei Average" and "Nikkei 225" are the service marks of NKS. NKS reserves all the rights, including copyright, to the Nikkei 225 Stock Average.

     NKS has entered into a license agreement providing Citigroup Funding a license, in exchange for a fee, of certain trade and service marks with respect to indices owned and published by NKS in connection with the issuance of the Notes. The use of and reference to the Nikkei 225 Stock Average in connection with the Notes have been consented to by NKS, the publisher of the Nikkei 225 Stock Average.

     NKS gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225 Stock Average and is under no obligation to continue the calculation and dissemination of the Nikkei 225 Stock Average. The Notes are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this prospectus supplement that NKS makes any representation or warranty, implied or express, to Citigroup Funding, the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Nikkei 225 Stock Average to track general stock market performance. NKS has no obligation to take the needs of Citigroup Funding or the holders of the Notes into consideration in determining, composing or calculating the Nikkei 225 Stock Average. NKS is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the Notes to be issued or any other amount payable with respect to the Notes is set. NKS has no obligation or liability in connection with the administration, marketing or trading of the Notes.

     NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Stock Average or the manner in which such index is applied in determining the Interest Distribution Amount or any other amount payable in respect of the Notes.

     All disclosures contained in this prospectus supplement regarding the Nikkei 225 Stock Average, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by NKS. None of Citigroup Funding, Citigroup, Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax considerations that may be relevant to a holder or a beneficial owner of a Note that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of a Note (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect).

     This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the Notes and who will hold the Notes as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Notes as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     Investors should consult their own tax advisors in determining the tax consequences to them of holding the Notes, including the application to their particular situation of the U.S. federal income tax considerations discussed below.

TAX CHARACTERIZATION OF THE NOTES

     Citigroup Funding will treat each Note for U.S. federal income tax purposes as a single debt instrument issued by Citigroup Funding that is subject to United States Treasury regulations governing contingent debt instruments (the "Contingent Debt Regulations"). Moreover, each holder, by accepting a Note, agrees to this treatment of the Note and to report all income (or loss) with respect to the Note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each Note as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto.

UNITED STATES HOLDERS

     Taxation of Interest. A U.S. Holder of a Note will recognize income (or loss) on a Note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a "noncontingent bond method" to determine accruals of income, gain, loss and deductions with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a U.S. Holder of a Note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of 4.893% (the "comparable yield"). The comparable yield is based on a rate at which Citigroup Funding could issue a fixed rate debt instrument with terms comparable to those of the Notes and no contingent payments. Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a U.S. Holder of a Note will be assumed to be entitled to receive, in respect of each Note, semi-annual payments of interest at a rate of 1.75%, as well as a payment of $11.1701 at maturity (the "Projected Payment Amount"). The Projected Payment Amount is calculated as the amount required to produce the comparable yield when combined with the semi-annual payments of interest made in respect of a Note, taking into account the Note's issue price.

     The comparable yield and the Projected Payment Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Citigroup Funding with respect to the actual yield of or payment to be made in respect of a Note. The comparable yield and the Projected Payment Amount do not necessarily represent Citigroup Funding's expectations regarding such yield or the amount of such payment.

     Each Note Will be Issued at Par. However, there will be original issue discount for U.S. federal income tax purposes ("Tax OID") because a U.S. Holder must accrue income at the comparable yield.

Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, a U.S. Holder of a Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the Note for all days during the taxable year that the U.S. Holder owns the Note. As a result, U.S. Holders of Notes, including U.S. Holders that employ the cash method of tax accounting, will be required to include amounts in respect of Tax OID accruing on Notes in taxable income each year in amounts that exceed the cash coupons that the U.S. Holders will receive. The amount of Tax OID accruing on a Note that exceeds the cash coupons received by a U.S. Holder equals the difference between the comparable yield and the cash coupons.

     The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a Note allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of a Note at the beginning of the accrual period by the comparable yield of a Note (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrued periods. Based upon the comparable yield, if a U.S. Holder that employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a Note at original issue for $10 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the Note (in excess of accrued semi-annual interest income) for each of the following periods: $0.0270 in 2005; $0.3156 in 2006; $0.3311 in 2007; $0.3487 in 2008; and $0.1477 in 2009.

     Disposition of the Notes. When a U.S. Holder sells, exchanges or otherwise disposes of a Note (including upon repayment of the Note at maturity) (a "disposition"), the U.S. Holder's gain (or loss) on such disposition will equal the difference between the amount received by the U.S. Holder for the Note and the U.S. Holder's tax basis in the Note. A U.S. Holder's tax basis (i.e., adjusted cost) in a Note will be equal to the U.S. Holder's original purchase price for such Note, plus any Tax OID accrued by the U.S. Holder and less the amount of any payments received by the holder while holding the Note.

     If the amount received on the Note at maturity exceeds the Projected Payment Amount, the U.S. Holder will be required to include such excess in income as ordinary income. Alternatively, if the amount received at maturity is less than the Projected Payment Amount, the difference between the Projected Payment Amount and the amount received at maturity will be treated as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Note for the taxable year in which maturity occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the U.S. Holder as an ordinary loss to the extent of the U.S. Holder's previous Tax OID inclusions with respect to the Note.

     On a disposition of a Note other than repayment of a Note at maturity, any gain realized by a U.S. Holder will be treated as ordinary interest income. Any loss realized by a U.S. Holder on a disposition will be treated as an ordinary loss to the extent of the U.S. Holder's Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss.

     An individual U.S. Holder generally will be allowed a deduction for any ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a U.S. Holder will be a long-term capital loss if such U.S. Holder has held such Note for more than one year, and a short-term capital loss in other cases.

     Information Reporting and Backup Withholding. Information returns may be required to be filed with the IRS relating to payments made to a particular U.S. Holder of Notes. In addition, U.S. Holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules.

U.S. Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

NON-UNITED STATES PERSONS

     The following is a summary of certain U.S. federal income tax consequences that will apply to Non-U.S. Holders of the Notes. The term "Non-U.S. Holder" means a beneficial owner of a Note that is a foreign corporation or nonresident alien.

     NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND ANY FOREIGN TAX CONSEQUENCES THAT MAY BE RELEVANT TO THEM.

     Payment with Respect to the Notes. All payments on the Notes made to a Non-U.S. Holder, and any gain realized on a sale, exchange or redemption of the Notes, will be exempt from U.S. income and withholding tax, provided that:

          (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of Citigroup Funding's stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to Citigroup Funding through stock ownership;

          (ii) the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements;

          (iii) (A) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States and (B) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale, exchange or redemption of the Notes; and

          (iv) the stocks underlying the Nikkei 225 Stock Average are actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code.

     If a Non-U.S. Holder of the Notes is engaged in a trade or business in the United States, and if interest on the Notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, generally will be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange or redemption of the Notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in clause (ii) of the second preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed Internal Revenue Service Form W-8ECI (or successor form) in order to claim an exemption from withholding tax.

     Information Reporting and Backup Withholding. In general, a Non-U.S. Holder generally will not be subject to backup withholding and information reporting with respect to payments made with respect to the Notes if such Non-U.S. Holder has provided Citigroup Funding with an Internal Revenue Service Form W-8BEN described above and Citigroup Funding does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of the Notes made within the United States or conducted through certain U.S. financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated the date of this prospectus supplement, which incorporates by reference the underwriting agreement basic provisions dated May 3, 2005, govern the sale and purchase of the Notes. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets Inc., $22,600,000 principal amount of Notes (2,260,000 Notes), the payments on which are fully and unconditionally guaranteed by Citigroup.

     The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the Notes included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the Notes if it purchases any of the Notes.

     Citigroup Global Markets Inc. proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to certain dealers at the public offering price less a concession not to exceed $0.225 per Note. Citigroup Global Markets Inc. may allow, and these dealers may reallow, a concession not to exceed $0.225 per Note on sales to certain other dealers. Sales may also be made through Citicorp Investment Services and Citicorp Financial Services Corp., broker-dealers affiliated with Citigroup Global Markets Inc., acting as agents. Citicorp Investment Services and Citicorp Financial Services Corp. will receive as remuneration a portion of the underwriting discount set forth on the cover of this prospectus supplement equal to $0.225 per Note for the Notes they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

     Citigroup Funding has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the Notes, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Funding, in each case that are substantially similar to the Notes or any security convertible into or exchangeable for the Notes or substantially similar securities. Citigroup Global Markets Inc. may release any of the securities subject to this lock-up at any time without notice.

     Prior to this offering, there has been no public market for the Notes. Consequently, the initial public offering price for the Notes was determined by negotiations among Citigroup Funding and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the Notes will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the Notes will develop and continue after this offering.

     The Notes have been approved for listing on the American Stock Exchange under the symbol "PFT," subject to official notice of issuance.

     In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell Notes and the underlying stocks of the Nikkei 225 Stock Average in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of Notes in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of Notes or the underlying stocks of the Nikkei 225 Stock Average made for the purpose of preventing a decline in the market price of the Notes or the underlying stocks of the Nikkei 225 Stock Average while the offering is in progress.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup Global Markets Inc. may conduct these transactions in the over-the-counter market or otherwise. If Citigroup Global Markets Inc. commences any of these transactions, it may discontinue them at any time.

     In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section "Risk Factors Relating to the Notes -- The Market Value of the Notes May Be Affected by Purchases and Sales of the Stocks Underlying the Nikkei 225 Stock Average or Derivative Instruments Related to the Nikkei 225 Stock Average by Affiliates of Citigroup Funding" and "-- Citigroup Funding's Hedging Activity Could Result in a Conflict of Interest" in this prospectus supplement and the section "Use of Proceeds and Hedging" in the accompanying prospectus.

     We estimate that our total expenses for this offering will be $160,000.

     Citigroup Global Markets Inc. is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

     This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Funding's broker-dealer affiliates in connection with offers and sales of the Notes (subject to obtaining any necessary approval of the American Stock Exchange for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these affiliates may act as principal or agent in these transactions. None of these affiliates is obligated to make a market in the Notes and any may discontinue any market making at any time without notice, at its sole discretion.

     This prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by the underwriter.

     We have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933, or to contribute to payments Citigroup Global Markets Inc. may be required to make because of any of those liabilities.

                                 ERISA MATTERS

     Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R 2510.3-101 or otherwise, or (iii) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, "ERISA-Type Plans"); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets, Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the Notes.

                                 LEGAL MATTERS

     The validity of the Notes and certain matters relating thereto will be passed upon for Citigroup Funding and Citigroup by Michael S. Zuckert, Esq. Mr. Zuckert, General Counsel, Finance and Capital Markets of Citigroup and legal counsel to Citigroup Funding, beneficially owns, or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has also acted as special tax counsel to Citigroup Funding and Citigroup in connection with the Notes and the guarantee. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup and certain of its subsidiaries, including Citigroup Funding, and may do so in the future.

     You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

                                ---------------

                               TABLE OF CONTENTS

                                                            Page
                                                            ----

                             Prospectus Supplement

Summary....................................................  S-2
Summary Information -- Q&A.................................  S-3
Incorporation of Certain Documents by
  Reference................................................  S-7
Risk Factors Relating to the Notes.........................  S-8
Description of the Notes................................... S-12
Description of the Nikkei 225 Stock Average................ S-21
Certain United States Federal Income Tax
  Considerations........................................... S-25
Underwriting............................................... S-28
ERISA Matters.............................................. S-29
Legal Matters.............................................. S-29

                                   Prospectus

Prospectus Summary.........................................    1
Ratio of Income to Fixed Charges and Ratio
  of Income to Combined Fixed Charges Including
  Preferred Stock Dividends................................    4
Forward-Looking Statements.................................    6
Citigroup Inc. ............................................    7
Citigroup Funding Inc. ....................................    7
Use of Proceeds and Hedging................................    8
Description of Debt Securities.............................    9
Description of Index Warrants..............................   18
Description of Debt Security and Index
  Warrant Units............................................   21
Book-Entry Procedures and Settlement.......................   22
Limitations on Issuances in Bearer Form....................   24
Plan of Distribution.......................................   25
ERISA Matters..............................................   28
Legal Matters..............................................   28
Experts....................................................   28



                            CITIGROUP FUNDING, INC.

                      2,260,000 1.75% PRINCIPAL-PROTECTED
                              EQUITY LINKED NOTES
                                   BASED UPON
                        THE NIKKEI 225 STOCK AVERAGE(SM)

                      WITH POTENTIAL SUPPLEMENTAL INTEREST
                                  AT MATURITY
                                DUE MAY 29, 2009
                        ($10 PRINCIPAL AMOUNT PER NOTE)
                    PAYMENTS DUE FROM CITIGROUP FUNDING INC.
                      FULLY AND UNCONDITIONALLY GUARANTEED
                               BY CITIGROUP INC.

                                    --------

                             PROSPECTUS SUPPLEMENT
                               NOVEMBER 25, 2005
                           (INCLUDING PROSPECTUS DATED
                                  MAY 3, 2005)

                                    --------

                            citigroup[umbrella logo]